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                                                                     EXHIBIT 10

                                ZALE CORPORATION
                          CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement ("Agreement") dated as of this 30th day of October, 1996 between Zale Corporation (the "Company"), and _______________ (the "Key Employee").

         WHEREAS, the Company's Board of Directors has determined that it is in the best interests of the Company to provide certain benefits to the Key Employee upon termination of employment as a result of a Change of Control of the Company; and

         WHEREAS, the severance benefits payable by the Company to the Key Employee as provided herein are intended to ensure that the Key Employee receives reasonable compensation given the specific circumstances of the Key Employee's employment history with the Company;

         NOW, THEREFORE, the Company adopts this Agreement to evidence the Company's commitment to pay severance benefits to the Key Employee if the Key Employee's employment with the Company terminates under the circumstances described herein.

         1. Effect on Other Plans Sponsored by the Company. The benefits payable under this Agreement are in addition to the coverage and benefits generally afforded to the Key Employee upon termination from the service of the Company and any other programs sponsored by the Company including, but not limited to, the Company's severance and stock option plans.

         2. Definitions. The capitalized terms used in this Agreement shall have the meaning set forth below.

         (a) "Annual Compensation" shall mean the Key Employee's rate of base salary paid or payable for the Company's fiscal year by the Company and any incentive or bonus award paid or payable to the Key Employee for such fiscal year.

         (b)  "Board" shall mean the Board of Directors of Zale Corporation.

         (c) "Cause" shall mean (i) if the Key Employee is a party to a written employment agreement with the Company, or any parent corporation or subsidiary corporation thereof, which agreement contains a definition of "for good cause" or "for cause" (or words of like import) for purposes of termination of employment thereunder by the Company, or such parent corporation or subsidiary corporation of the Company, "for
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good cause" or "for cause" as defined therein; or (ii) in all other cases:  (A)
the wanton or willful commission by the Key Employee of an act, or the wanton or willful omission or failure to act, that causes substantial damage (by reason, without limitation, of financial exposure or loss, or damage to reputation or goodwill) to the Company, or any parent corporation or subsidiary corporation thereof; (B) the commission by the Key Employee of an act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion in the performance of such Key Employee's duties on behalf of the Company, or any parent corporation or subsidiary corporation thereof; and (C) conviction of the Key Employee for commission of a felony.

         (d) "Change of Control" shall mean the date as of which: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding common stock; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         (e)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (f) "Disability" shall mean termination of the Key Employee's employment by the Company as a result of the Key Employee's incapacity due to physical or mental illness or injury, provided that the Key Employee shall have been absent from his duties with the Company on a full-time basis for at least six consecutive months. The Compensation Committee of the Board shall make any such determination with respect to a Key Employee hereunder.



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         (g)  "Good Reason" shall mean any of the following actions taken by the Company without the Key Employee's written consent after a Change of
Control:

              (i) the assignment to the Key Employee by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, the Key Employee's position, duties, responsibilities and status with the Company immediately prior to a Change of Control or Potential Change of Control (as defined below), or an adverse change in the Key Employee's titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Key Employee from or any failure to re-elect the Key Employee to any of such positions, except in connection with the termination of his employment for Disability or Cause or as a result of the Key Employee's death or by the Key Employee other than for Good Reason;

              (ii) A reduction by the Company in the Key Employee's base salary as in effect on the date of a Change of Control or Potential Change of Control, or as the same may be increased from time to time during the term of his Agreement, or the Company's failure to increase (within 12 months of the Key Employee's last increase in base salary) the Key Employee's base salary after a Change of Control or Potential Change of Control, unless such failure is the result of (A) a hiring or salary freeze uniformly applied to all employees or (B) the Key Employee's failure to meet preestablished and objective performance criteria;

              (iii) Company's principal executive offices shall be moved to a location outside Dallas County, Texas.

              (iv) Company shall require the Key Employee to be based anywhere other than at the Company's principal executive offices or the location where the Key Employee is based on the date of a Change of Control or Potential Change of Control, or if the Key Employee agrees to such relocation, the Company fails to reimburse the Key Employee for moving and all other expenses incurred with such move;

              (v) The Company shall fail to continue in effect any Company-sponsored plan or benefit that is in effect on the date of a Change of Control or Potential Change of Control, and provides (A) incentive or bonus compensation, (B) fringe benefits such as vacation, medical benefits, life insurance and accident insurance, (C) reimbursement for reasonable expenses incurred by the Key




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         Employee in connection with the performance of duties with the
         Company, and (D) pension benefits such as a Code Section 401(k) plan;

              (vi) Any material breach by the Company of any provision of this Agreement; and

              (vii) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 6.

         (h) "Potential Change of Control" shall mean the date as of which (1) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (ii) proxies for the election of Directors of the Company are solicited by anyone other than the Company; (iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

         3. Term. The term of this Agreement shall be for the one-year period commencing on the date of this Agreement and shall continue in effect for each successive one-year period thereafter unless terminated in accordance with this paragraph. This Agreement shall terminate upon the earliest of (a) the date of termination of the Key Employee's employment by the Company if no benefits are payable hereunder; (b) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Key Employee pursuant to this Agreement; and (c) the termination of this Agreement in accordance with the provisions of Section 12 prior to the date the Key Employee terminates employment with the Company.

         4. Termination of Employment Following Change of Control. (a) Except as otherwise provided under Section 4(b), below, if within two years following a Change of Control the Key Employee terminates his employment with the Company for Good Reason or the Company terminates the Key Employee's employment for any reason other than Cause or Disability, the Company shall pay or provide to the Key Employee the following benefits:




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              (i)         an amount equal to three times the Key Employee's
                          average Annual Compensation for any fiscal year beginning with or within the three-year period terminating on the date of termination of the Key Employee's employment, which amount shall be paid to the Key Employee in cash on or before the fifth day following the date of termination;

              (ii) for a period of three years following the date of termination of employment, the Key Employee and anyone entitled to claim under or through the Key Employee shall be entitled to all benefits under the group health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company for which key executives are eligible at the date of a Change of Control, to the same extent as if the Key Employee had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company; and

              (iii) a lump sum payment equal to the actuarial equivalent (determined by the Company in good faith with the assistance of its accountants or actuaries) of the Benefit that would have accrued under the Zale Delaware, Inc. Supplemental Executive Retirement Plan ("SERP") if (A) the Key Employee remained a participant in the SERP for the three-year period commencing on the first day of the SERP's plan year ("Plan Year") in which the Key Employee's employment with the Company terminated ("Measurement Period"),
                          (B) during each Plan Year in the Measurement Period the Key Employee earned Benefit Points equal to the highest number of Benefit Points earned by such Key Employee in a Plan Year during the three-year period ending on the last day of the Plan Year immediately preceding the Plan Year in which his employment with the Company terminated, and (C) the Key Employee's Final Average Pay during the Measurement Period is the greater of his monthly Base Salary on the date of
                          (1) a Potential Change of Control, (2) the Change of Control or (3) the date of his termination of employment.



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         (b)  In the event that (i) the Key Employee would otherwise be entitled to the compensation and benefits described in Section 4(a) hereof ("Compensation Payments"), and (ii) the Company determines, based upon the advice of tax counsel selected by the Company's independent auditors and acceptable to the Key Employee, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code
Section 280G(b)(2) ("Parachute Payments"), any of such Parachute Payments would be reportable by the Company as "excess parachute payments", such Compensation Payments shall be reduced to the extent necessary to cause the Key Employee's Parachute Payments to equal 2.99 times the "base amount" as defined in Code
Section 280G(b)(3) with respect to such Key Employee. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Key Employee than payment of the unreduced Parachute Payments after deduction of the tax imposed on and payable by the Key Employee under Section 4999 of the Code ("Excise Tax"). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by the Company's independent auditors.

         (c) The parties hereto agree that the payments provided under Section 4(a) or (b) above, as the case may be, are reasonable compensation in light of the Key Employee's services rendered to the Company and that neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         (d) Unless the Company determines that any Parachute Payments made hereunder must be reported as "excess parachute payments" in accordance with
Section 4(b) above, neither party shall file any return taking the position that the payment of such benefits constitutes an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         5. No Obligation to Mitigate Damages. The Key Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Key Employee as the result of employment by another employer after his termination, or otherwise.

         6. Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to




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all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform the obligations of the Company under the Plan and this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place.

         7. Miscellaneous. No provisions of this Agreement may be waived unless such waiver or modification is agreed to in a writing signed by the Key Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         8. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         10. Agreement Not an Employment Contract. This Agreement shall not be deemed to constitute an employment contract between the Company and the Key Employee, and nothing herein shall be deemed to give the Key Employee the right to continue in the employ of the Company or interfere with the right of the Company to discharge the Key Employee at any time.

         11. Legal Fees and Expenses. The Company shall pay all legal fees, expenses and damages which the Key Employee may incur as a result of the Key Employee's instituting legal action to enforce his rights hereunder, or in the event the Company contests the validity, enforceability or the Key Employee's interpretation of, or determinations under, this Agreement. If the Key Employee is the prevailing party or recovers any damages in such action, the Key Employee shall be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.




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         12.  Amendment and Termination.  This Agreement may be amended or terminated at any time by the Company, or by resolution of the Board; provided that without the written consent of the Key Employee, no termination or amendment reducing the severance benefits provided hereunder shall be effective prior to the expiration of the applicable one-year term of this Agreement described in Section 3 during which the Board resolution is adopted. Further, no amendment or termination shall be effective during a one-year term commencing on the date of a Potential Change of Control of the Company without the consent of the Key Employee or the two-year term of this Agreement commencing on the date of a Change of Control of the Company without the consent of the Key Employee. No amendment or termination shall affect any rights of the Key Employee if he is entitled to benefits hereunder at the time of such amendment or termination.

         13. Funding of Benefits. The benefits payable to the Key Employee hereunder shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company's creditors.

         14. Withholding. There shall be deducted from the payment of any benefit due under the Plan (a) the amount of any uncontested indebtedness, obligation, or liability which the Key Employee has acknowledged in writing as owing to the Company or any subsidiary of the Company, which has been agreed to by the Key Employee, and (b) the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the Key Employee entitled to such payment.

         15. Assignment. Unless required by court order, the Key Employee shall not have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    ZALE CORPORATION


                                    By:
                                       -----------------------------
                                       For the Company


                                    KEY EMPLOYEE


                                    --------------------------------




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                ADDENDUM TO FORM OF CHANGE OF CONTROL AGREEMENT


The following agreements are substantially identical to the Form of Change of Control Agreement shown here, except for the names and therefore are not filed as separate documents in accordance with Exchange Act Rule 12b-31.

Form of Change of Control Agreement dated as of October 30, 1996 between Zale Corporation (the "Company"), and the following "Key Employees":

1)       Max Brown

2)       Mary Forte

3)       Sue Gove

4)       Gregory Humenesky

5)       Paul Kanneman

6)       Paul Leonard

7)       Ervin Polze

8)       Beryl Raff

9)       Alan P. Shor

10)      Merrill Wertheimer